UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cushman & Wakefield plc

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

225 West Wacker Drive

Chicago, Illinois 60606

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 6, 2023

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 11, 2023

This Supplement to Proxy Statement (this “Supplement”), dated April 18, 2023, is furnished to the shareholders of Cushman & Wakefield plc (the “Company”) in connection with the solicitation of proxies for use at the Annual General Meeting of Shareholders to be held on May 11, 2023 (the “Annual Meeting”). This Supplement supplements the Definitive Proxy Statement dated April 6, 2023 (the “Proxy Statement”).

This Supplement is being furnished in order to provide updated information regarding the ability of brokers to vote uninstructed shares on certain proposals. This Supplement does not provide all of the information that is important to your decisions in voting at the Annual Meeting. This Supplement should be read in conjunction with the Proxy Statement.

Updated Information Regarding Proposals 8 and 9

The New York Stock Exchange (the “NYSE”) has ruled that each of Proposals 8 and 9 is “routine” and therefore brokers may vote uninstructed shares regarding these matters in their discretion. The Proxy Statement had previously stated that all proposals other than Proposals 2, 3 and 4 were “non-routine.” As a result of the NYSE’s ruling, if you own your ordinary shares through a bank, broker or other nominee and you do not provide them with specific voting instructions, your bank, broker or nominee is permitted to cast a broker vote with respect to your shares on each of Proposals 2, 3, 4, 8 and 9.